EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Erin Freeman, VP, Corporate Communications (949) 862-7624

NEW CENTURY FINANCIAL CORPORATION DELIVERS SECOND QUARTER RESULTS AND

UPDATES GUIDANCE

•    Declares Third Quarter 2005 Dividend of $1.65 Per Share

•    Reaffirms 2005 Dividend Guidance of $6.50 or More Per Share

•    Revises 2005 EPS Guidance to a Range of $8.25 to $9.00

•    Announces 2006 Dividend Guidance of $7.30 Per Share

Irvine, Calif., August 4, 2005, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and parent company of one of the nation’s largest non-prime mortgage finance companies, today reported results for the three and six months ended June 30, 2005.

Second Quarter 2005 Highlights

•	Earnings-per-share (EPS) of $1.65
•	Second quarter dividend of $1.60 per share fully covered by REIT taxable income
•	Increased total mortgage loan portfolio by $2.7 billion to $18.5 billion
•	Record quarterly loan production of $13.4 billion
•	Reduced loan acquisition costs to 1.89 percent from 2.36 percent in the first quarter 2005
•	Completed Series A Preferred Stock offering; raised $109.0 million in net proceeds
•	Announced transaction to acquire certain assets of RBC Mortgage in the third quarter 2005

Guidance

•	Declares third quarter 2005 dividend of $1.65 per share
•	Reaffirms 2005 dividend guidance of $6.50 or more per share
•	Revises 2005 EPS guidance to a range of $8.25 to $9.00
•	Increases 2005 loan production guidance to a range of $50 billion to $55 billion
•	Announces 2006 dividend guidance of $7.30 per share

Reasons for Guidance Updates

The company is adjusting its guidance for the following reasons:

•	REIT portfolio of mortgage loans continues to perform better than expected
•	May grow REIT portfolio more in balance of 2005 than previously planned
•	Market environment continues to be competitive
•	May raise capital in late 2005, likely high-yield debt or preferred stock
•	To reflect the anticipated closing of the RBC Mortgage acquisition

“In today’s challenging environment, we are very pleased to report a strong second quarter 2005 delivering EPS of $1.65, an 11.5 percent increase compared with $1.48 for the first quarter of this year,” said Robert K. Cole, Chairman of the Board and Chief Executive Officer. “Our strong results reflect the earnings power of our REIT portfolio and our ability to significantly reduce our loan acquisition costs. We are pleased that the losses in our REIT portfolio are lower than expected. If this trend continues our REIT taxable income will exceed our current dividend guidance of $6.50 per share and our policy is to pay 100% of our taxable income.”

“Planned increases in the growth of our loan portfolio through 2006 and its overall favorable performance to-date will enable us to fulfill our commitment of growing our dividend payments by 10 percent per year. To achieve that objective, a $0.05 per share increase planned in each quarterly dividend payment through 2006 will deliver a $7.30 per share dividend payment, our new 2006 guidance, to our stockholders in fiscal 2006.”

“When we adopted REIT status last year, we stated the focal point of our strategy was to build a loan portfolio and deliver a consistent and growing dividend. We remain confident this “Total Return REIT” strategy over the long-term will provide the greatest appreciation in stockholder value,” added Mr. Cole.

REIT and Taxable REIT Subsidiary (TRS) Mortgage Loan Portfolios

“One of our primary objectives for the second quarter of 2005 was to continue to grow our REIT portfolio of mortgage loans,” said Patti M. Dodge, Executive Vice President and Chief Financial Officer. “During the quarter, we successfully completed $5.9 billion of on-balance sheet securitizations at the REIT, increasing the balance of this portfolio to $15.3 billion at the end of the quarter.”

The REIT portfolio average balance for the second quarter of 2005 was $14.3 billion and pre-tax income from this portfolio was $79.2 million, or $1.38 per share on a GAAP basis, which reflects a considerable increase compared with first quarter 2005 pre-tax income of $64.6 million, or $1.13 per share. This increase resulted primarily from a larger portfolio balance in the second quarter, as well as the continued excellent credit performance of the portfolio.

The company’s portfolio of mortgage loans held at its TRS totaled $3.2 billion at June 30, 2005. The average balance of this portfolio for the second quarter of 2005 was $3.3 billion, which resulted in net interest income of $20.6 million.

The combination of the REIT and TRS mortgage loan portfolios resulted in a total mortgage portfolio balance of $18.5 billion at June 30, 2005. Delinquencies and losses in the company’s REIT and TRS mortgage loan portfolios continue to perform well within the company’s expectations.

TRS Operations

Loan Production Volume

The company originated a quarterly record of $13.4 billion of mortgage loans in the second quarter 2005, a 9.7 percent increase over the $12.3 billion originated for the same period in 2004, and a 31.1 percent increase compared with the $10.3 billion for the first quarter of 2005. The company’s July 2005 loan production volume grew 27 percent to $4.6 billion compared with the $3.6 billion in July 2004.

“Our robust $28.3 billion year-to-date production, together with the anticipated closing of the RBC Mortgage transaction in the third quarter of 2005, gives us confidence to increase our 2005 loan production guidance to a range of $50 billion to $55 billion,” said Brad A. Morrice, Vice Chairman, President and Chief Operating Officer.

Gain-on-Sale

In the second quarter of 2005, the company sold $7.0 billion in loans, including $1.0 billion of fixed-rate mortgages through a securitization structured as a sale. Sales during the second quarter represented only 52.1% of volume as a result of $5.9 billion in securitizations structured as financings during the quarter. “As expected, our net execution declined when compared with the first quarter of 2005, which was largely offset by a significant reduction in loan acquisition costs. As a result of the competitive environment and secondary market conditions, we expect our gain-on-sale execution to remain at compressed levels for the remainder of the year,” said Ms. Dodge.

“The $1.0 billion fixed-rate off-balance sheet securitization was our first such transaction in over three years and resulted from an opportunity to better match fixed-rate assets with fixed-rate liabilities. We may continue to utilize off-balance sheet transactions in the second half of 2005 in order to enhance the secondary market value of our production,” continued Ms. Dodge.

Loan Acquisition Costs

Second quarter loan acquisition costs of 1.89 percent decreased compared with loan acquisition costs of 2.36 percent in the previous quarter as a result of savings in production costs, controlling growth in non-sales overhead and a greater focus on discretionary spending. “We are very pleased to have reduced costs to this level and expect loan acquisition costs to continue to decline in the second half of the year,” said Ms. Dodge.

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total expenses as reflected in the income statement. The company believes that the presentation of loan acquisition costs provides useful information to investors regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do using the most directly comparable GAAP measure. Management uses loan acquisition cost data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Net Operating Margin

Net operating margin decreased to 0.84 percent in the second quarter of 2005 compared with 1.07 percent in the first quarter of 2005, which was due to lower gain-on-sale execution, significantly offset by a reduction in loan acquisition costs. “For 2005, we expect our net operating margin to be in the range of 0.80 percent to 1.00 percent,” said Ms. Dodge.

Servicing Operations

At June 30, 2005, the company’s mortgage loan servicing portfolio totaled $32.6 billion which includes $17.1 billion of mortgage loans held for investment, $6.0 billion of mortgage loans held for sale, $5.7 billion of mortgage loans with retained servicing rights, and $3.8 billion of mortgage loans that are interim serviced pending transfer to the permanent investor. Included in our portfolio of mortgage loans held for investment is a securitization pool of $1.4 billion that is serviced by a third party.

RBC Mortgage Company

During the second quarter of 2005, the company announced that Home123 Corporation, one of its wholly-owned subsidiaries, entered into an agreement to purchase certain assets and assume certain related liabilities of RBC Mortgage Company. While the company expects the cash transaction to be slightly dilutive to EPS in 2005, the transaction is expected to be accretive to EPS within the first 12 months following its close. “We are very pleased to be adding RBC Mortgage’s expertise in prime, Alt-A and HELOC loans to our market-leading non-prime mortgage business,” said Mr. Cole. “We are on track to complete this transaction by the end of the third quarter of 2005 and, consequently, our revised EPS guidance reflects a modest unfavorable impact on our 2005 earnings of up to $0.10 per share.”

Dividend

The company’s board of directors declared a $1.65 per share dividend for the third quarter, up from $1.60 per share for the prior quarter. The dividend for the third quarter will be paid on October 31, 2005 to stockholders of record at the close of business on October 20, 2005.

Series A Preferred Stock Offering

In June 2005, the company priced a public offering of 4.5 million shares, including the exercise of the underwriters’ over-allotment of 9.125% Series A Cumulative Redeemable Preferred Stock at $25 per share. The $109.0 million in net proceeds will be used for general corporate purposes, including investments in our on-balance sheet portfolio of mortgage assets.

Results Conference Call and Webcast Information

The company will host a conference call today at 8:00 a.m. PDT to discuss its second quarter 2005 results. To participate on the call, dial (800) 510-0219 or (617) 614-3451 and use passcode 51099116. The accompanying slide presentation will be available on the Investor Relations section of the company’s Web site at www.ncen.com the morning before the call under “Second Quarter 2005 Earnings Event.” A replay of the call will be available from 12:00 p.m. PDT today through 9:00 a.m. PDT on August 11, 2005. The replay number is (888) 286-8010 or (617) 801-6888 and the passcode is 95324005. Additionally, the call will be webcast live and archived on the Web site listed above.

About New Century Financial Corporation

New Century Financial Corporation is a real estate investment trust and parent company of one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of June 30, 2005, New Century originated loans through 76 sales offices operating in 31 states and 27 regional processing centers operating in 17 states and employed approximately 5,300 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) the company’s third quarter 2005 dividend guidance of $1.65 per share; (ii) the company’s reaffirmation of its 2005 dividend guidance of $6.50 or more per share; (iii) the company’s revision of its 2005 EPS guidance to a range of $8.25 to $9.00; (iv) the company’s increase of its 2005 production guidance to a range of $50 billion to $55 billion; (v) the company’s announcement of its 2006 dividend guidance of $7.30 per share; (vi) the company’s belief that its REIT portfolio of mortgage loans continues to perform better than expected; (vii) the company’s belief that it may grow REIT portfolio more in balance of 2005 than previously planned; (viii) the company’s belief that the market environment continues to be competitive; (ix) the company’s belief that it may raise capital in late 2005, likely high-yield debt or preferred stock; (x) the company’s anticipated closing of the RBC Mortgage acquisition; (xi) the company’s belief that its strong results reflect the earnings power of its REIT portfolio and its ability to significantly reduce its loan acquisition costs; (xii) the company’s belief that if the trend of having lower than expected losses in its REIT portfolio continues, its REIT taxable income will exceed its current dividend guidance of $6.50 per share and that the company will follow its policy of paying 100% of its taxable income; (xiii) the company’s expectation that planned increases in the growth of its loan portfolio through 2006 and its overall favorable performance to-date will enable it to fulfill its commitment of growing its dividend payments by 10 percent per year; (xiv) the company’s projection that a $0.05 per share increase planned in each quarterly dividend payment through 2006 will deliver a $7.30 per share dividend payment, its new 2006 guidance, to its stockholders in fiscal 2006; (xv) the company’s belief that its “Total Return REIT” strategy over the long-term will provide the greatest appreciation in stockholder value; (xvi) the company’s belief that delinquencies and losses in the company’s REIT and TRS mortgage loan portfolios continue to perform well within the company’s expectations; (xvii) the company’s belief that its robust $28.3 billion year-to-date production, together with the company’s anticipated closing of the RBC Mortgage transaction in the third quarter of 2005, gives it confidence to increase its 2005 loan production guidance to a range of $50 billion to $55 billion; (xviii) the company’s expectation that, as a result of the competitive environment and secondary market conditions, its gain-on-sale execution will remain at compressed levels for the remainder of 2005; (xix) the company’s projection that it may continue to utilize off-balance sheet transactions in the second half of 2005 in order to enhance the secondary market value of its production; (xx) the company’s expectation that loan acquisition costs will continue to decline in the second half of 2005; (xxi) the company’s expectation that for 2005 its net operating margin will be in the range of 0.80 percent to 1.00 percent; (xxii) the company’s expectation that Home123 Corporation’s cash purchase of certain assets of RBC Mortgage Company and assumption of certain related liabilities will be slightly dilutive to EPS in 2005 but that the transaction will be accretive to EPS within the first 12 months following its close; (xxiii) the company’s belief that RBC Mortgage has expertise in prime, Alt-A and HELOC loans; (xxiv) the company’s belief that it is a market-leader in the non-prime mortgage business; (xxv) the company’s belief that it is on track to complete the RBC Mortgage transaction by the end of the third quarter of 2005; (xxvi) the company’s belief that its revised EPS guidance reflects a modest unfavorable impact on its 2005 earnings of up to $0.10 per share as a result of completing the RBC Mortgage transaction; (xxvii) the company’s belief that the dividend for the third quarter will be paid on October 31, 2005 to stockholders of record at the close of business on October 20, 2005; and (xxviii) the company’s expectation that the $109.0 million in net proceeds from its Series A Preferred Stock offering will be used for general corporate purposes, including investments in its on-balance sheet portfolio of mortgage assets. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the company’s ability to grow its portfolio; (viii) the company’s ability to continue to maintain low loan acquisition costs; (ix) the potential effect of new state or federal laws and regulations; (x) the company’s ability to maintain adequate credit facilities to finance its business; (xi) the outcome of litigation or regulatory actions pending against the company; (xii) the company’s ability to adequately hedge its residual values; (xiii) the company’s ability to consummate and effectively integrate its acquisition of RBC Mortgage’s business; (xiv) the accuracy of the assumptions regarding the company’s repurchase allowance and residual valuations, prepayment speeds and loan loss allowance; (xv) the assumptions underlying the company’s risk management practices; and (xvi) the ability of the servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

NEW CENTURY FINANCIAL CORPORATION

Unaudited Condensed Consolidated Statements of Earnings

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income	$420,861	$191,135	$751,932	$344,263
Interest expense	(218,555)	(67,306)	(380,636)	(123,270)

Net interest income	202,306	123,829	371,296	220,993
Provision for losses on mortgage loans held for investment	(36,875)	(17,112)	(67,113)	(36,981)

Net interest income after provision for losses	165,431	106,717	304,183	184,012
Other operating income:
Gain on sale of mortgage loans	138,704	215,051	278,456	417,027
Servicing income	6,631	7,753	13,353	13,649
Other income	3,398	829	7,271	829

Total other operating income	148,733	223,633	299,080	431,505

Other operating expenses:
Personnel	148,061	109,000	276,583	189,966
General and administrative	42,324	34,551	84,099	64,383
Advertising and promotion	20,711	15,684	40,543	29,249
Professional services	9,677	8,729	17,483	13,066

Total operating expenses	220,773	167,964	418,708	296,664

Earnings before income taxes	93,391	162,386	184,555	318,853
Income tax expense (benefit)	(1,688)	60,009	4,716	129,231

Net earnings	95,079	102,377	179,839	189,622
Dividends on preferred stock	285	—	285	—

Net earnings available to common stockholders	$94,794	$102,377	$179,554	$189,622

Basic earnings per share	$1.71	$3.07	$3.26	$5.72
Diluted earnings per share	$1.65	$2.46	$3.13	$4.56

Basic weighted average shares outstanding	55,376	33,299	55,079	33,129
Diluted weighted average shares outstanding	57,396	42,162	57,332	42,089

Unaudited Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30, 2005	December 31, 2004	June 30, 2004
Cash and cash equivalents(1)	$569,153	$842,854	$94,940
Restricted cash	736,259	454,035	322,369
Mortgage loans held for sale, net	5,989,211	3,922,865	4,784,222
Mortgage loans held for investment, net	18,482,990	13,195,324	9,146,472
Residual interests in securitizations	145,563	148,021	190,827
Other assets	508,804	488,845	220,929

Total assets	$26,431,980	$19,051,944	$14,759,759

Credit facilities on mortgage loans held for sale	$5,627,207	$3,704,268	$4,439,518
Financing on mortgage loans held for investment, net	18,343,545	13,105,973	9,086,932
Convertible senior notes, net	4,919	5,392	205,349
Other liabilities	455,255	357,746	284,623
Total stockholders’ equity	2,001,054	1,878,565	743,337

Total liabilities and stockholders’ equity	$26,431,980	$19,051,944	$14,759,759

Book value per share (diluted)	$34.95	$32.90	$22.65

(1)	Cash and liquidity, which includes available borrowing capacity, was $750.9 million ($408.2 million REIT, $342.7 million TRS) at June 30, 2005, $987.4 million ($762.2 million REIT, $225.2 million TRS) at December 31, 2004 and $301.6 million ($301.6 million TRS) at June 30, 2004

REIT Mortgage Loan Portfolio Vintage Data at June 30, 2005

(in thousands)

	2005	2004	2003	Total
Initial collateral pool	$8,881,728	$8,431,735	$1,137,894	$18,451,357
Current collateral pool	$8,505,936	$6,345,213	$518,631	$15,369,780
Delinquency (60+ days)	0.17%	2.11%	5.39%	1.16%
Cumulative losses-to-date	0.00%	0.03%	0.19%	0.03%
Projected cumulative losses over life(1)	3.25%	2.71%	2.28%	2.94%
Weighted average life in years	2.19	2.77	2.09	2.45

(1)	Represents estimated losses through projected clean-up call date.

TRS Mortgage Loan Portfolio Vintage Data at June 30, 2005

(in thousands)

	2004	2003	Total
Initial collateral pool	$1,679,397	$3,808,887	$5,488,284
Current collateral pool	$1,389,386	$1,690,568	$3,079,954
Delinquency (60+ days)	1.32%	3.69%	2.66%
Cumulative losses-to-date	0.00%	0.13%	0.09%
Projected cumulative losses over life(1)	1.66%	1.62%	1.63%
Weighted average life in years	3.63	2.77	3.03

(1)	Represents estimated losses through projected clean-up call date.

REIT Portfolio Net Interest Spread

	2Q05		YTD 2005
	GAAP	Tax	GAAP	Tax
Average portfolio balance (in thousands)	$14,280,206		$12,373,349
Gross interest spread(1)	4.25%	4.25%	4.36%	4.36%
Annual losses(2)	(1.02)%	(0.10)%	(1.06)%	(0.07)%
Amortization of capitalized costs(3)	(0.48)%	(0.46)%	(0.48)%	(0.64)%
Servicing costs / fees	(0.46)%	(0.46)%	(0.46)%	(0.46)%

Net interest spread	2.29%	3.23%	2.36%	3.19%
Other REIT expenses, net of other income(4)	(0.07)%	0.16%	(0.03)%	0.19%
REIT income (in thousands)	$79,234	$120,996	$143,820	$209,228
REIT earnings per diluted share(5)	$1.38	$2.11	$2.51	$3.65

(1)	Gross interest spread equals interest income less interest expense plus prepayment charges and plus or minus hedging
(2)	Losses on a GAAP basis are equal to the provision for losses of $36.6 million and $65.7 million for 2Q05 and YTD05, respectively. Losses on a tax basis are equal to actual losses incurred of $3.5 million and $4.2 million for 2Q05 and YTD05, respectively.
(3)	Amortization of capitalized costs on a tax basis includes additional amortization of premiums paid by the REIT to the TRS for the loans.
(4)	Other REIT expenses consist primarily of inter-company charges and allocation. Other REIT expenses on a tax basis are net of certain amortization recorded on a GAAP basis but not for tax. Such amortization was $8.3 million and $13.5 million for 2Q05 and YTD05, respectively.
(5)	Based upon 57.4 million and 57.3 million shares outstanding for 2Q05 and YTD 2005, respectively.

Roll-Forward of Loan Loss Allowance

(in thousands)

	Three Months Ended
	June 30, 2005			June 30, 2004
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$82,001	35,494	117,495	$—	45,596	45,596
Additions	36,550	325	36,875	—	17,112	17,112
Charge-offs	(5,500)	(3,305)	(8,805)	—	(1,401)	(1,401)

	$113,051	32,514	145,565	$—	61,307	61,307

	Six Months Ended
	June 30, 2005			June 30, 2004
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$54,444	35,783	90,227	$—	26,251	26,251
Additions	65,701	1,412	67,113	—	36,981	36,981
Charge-offs	(7,094)	(4,681)	(11,775)	—	(1,925)	(1,925)

	$113,051	32,514	145,565	$—	61,307	61,307

Mortgage Loan Production Data

(in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2005	%	2004	%	2005	%	2004	%
Wholesale	$12,131,216	90.2%	$11,086,242	90.5%	$21,204,705	89.5%	$18,781,248	90.8%
Retail	1,312,954	9.8%	1,169,625	9.5%	2,491,032	10.5%	1,910,975	9.2%

Total	$13,444,170	100.0%	12,255,867	100.0%	$23,695,737	100.0%	$20,692,223	100.0%
Fixed rate	$3,032,998	22.6%	$4,333,968	35.4%	$5,359,577	22.6%	$6,659,613	32.2%
Adjustable rate:
Traditional	5,331,874	39.6%	5,386,726	43.9%	10,515,293	44.4%	10,534,808	50.9%
Interest only	5,079,298	37.8%	2,535,173	20.7%	7,820,867	33.0%	3,497,802	16.9%

Total	$13,444,170	100.0%	$12,255,867	100.0%	$23,695,737	100.0%	$20,692,223	100.0%
Refinance	$7,841,472	58.3%	$8,036,888	65.6%	$14,469,082	61.1%	$13,988,870	67.6%
Purchase	5,602,698	41.7%	4,218,979	34.4%	9,226,655	38.9%	6,703,353	32.4%

Total	$13,444,170	100.0%	$12,255,867	100.0%	$23,695,737	100.0%	$20,692,223	100.0%

Credit Quality of Mortgage Loan Production

	Three Months Ended June 30, 2005				Three Months Ended June 30, 2004
Risk Grades	Production (in thousands)%		Wtd. Avg. LTV(1) Ratio	FICO Score	Production (in thousands)%		Wtd. Avg. LTV(1) Ratio	FICO Score
AA	$10,902,082	81.1%	82.7%	643	$9,544,860	77.9%	82.0%	648
A+	1,235,948	9.2%	79.6%	599	1,151,393	9.4%	79.3%	601
A-	621,433	4.6%	76.3%	574	747,676	6.1%	76.8%	581
B	339,176	2.5%	73.9%	563	455,605	3.7%	73.7%	569
C/C-	284,857	2.1%	67.5%	556	328,881	2.7%	68.4%	557

Subtotal	$13,383,496	99.5%	81.5%	632	$12,228,415	99.8%	80.7%	634
Commercial	60,674	0.5%	N/A	N/A	17,609	0.1%	N/A	N/A
Private label prime	—	0.0%	N/A	N/A	9,843	0.1%	N/A	N/A

Total	$13,444,170	100.0%	81.5%	632	$12,255,867	100.0%	80.7%	634

(1)	Weighted average loan to value ratio (LTV) is the LTV of the first lien mortgages and combined LTV of the second lien mortgages

TRS Net Operating Margin

	2Q05	1Q05	4Q04	3Q04	2Q04
Gain-on-sale before pipeline hedge	2.33%	2.86%	3.03%	3.34%	4.27%
Pipeline hedge	(0.05)%	0.13%	—	(0.02)%	(0.01)%
Net gain-on-sale	2.28%	2.99%	3.03%	3.32%	4.26%
Net interest carry during holding period(1)	0.45%	0.44%	0.48%	0.71%	0.48%
Loan acquisition cost(2)	(1.89)%	(2.36)%	(2.38)%	(2.32)%	(2.08)%

Net operating margin(2)	0.84%	1.07%	1.13%	1.71%	2.66%

(1)	Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period
(2)	Loan acquisition costs and net operating margin are non-GAAP financial measures; reconciliation to GAAP in table below

Loan Acquisition Costs

	2Q05	1Q05	4Q04	3Q04	2Q04
Points and fees:
Wholesale	-0.59%	-0.76%	-0.88%	-0.70%	-0.69%
Retail	3.26%	3.05%	3.14%	3.33%	3.21%

Net points and fees	-0.22%	-0.34%	-0.50%	-0.30%	-0.33%
Overhead	-1.67%	-2.02%	-1.88%	-2.02%	-1.75%

Loan acquisition costs	-1.89%	-2.36%	-2.38%	-2.32%	-2.08%

As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release

Secondary Market Transactions

(in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Premium whole loan sales	$5,933,841	46.0%	$6,403,993	62.5%	$12,385,139	55.3%	$13,713,146	78.0%
Securitizations structured as sales	989,221	7.7%	337,148	3.3%	989,221	4.4%	337,148	1.9%

Total premium sales	6,923,062	53.7%	6,741,141	65.8%	13,374,360	59.7%	14,050,294	79.9%
Discounted whole loan sales	80,878	0.6%	50,153	0.5%	146,444	0.7%	90,675	0.5%

Total sales	7,003,940	54.3%	6,791,294	66.3%	13,520,804	60.4%	14,140,969	80.4%
Securitizations structured as financings	5,890,404	45.7%	3,457,776	33.7%	8,881,728	39.6%	3,457,776	19.6%
Total secondary market transactions	$12,894,344	100.0%	$10,249,070	100.0%	$22,402,532	100.0%	$17,598,745	100.0%

Total secondary market transactions as a % of production	95.9%		83.6%		94.5%		85.1%

Gain-on-Sale of Loans

(in thousands)

	Three Months Ended				Six Months Ended
	06/30/05		06/30/04		06/30/05		06/30/04
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales	$123,721		$280,211		$312,950		$563,850
Securitizations structured as sales	12,534		13,452		12,534		13,452
Mortgage servicing rights	28,255		—		35,419		—

	$164,510	2.38%	$293,663	4.36%	$360,903	2.70%	$577,302	4.11%
Loss on loans sold at a discount	(4,475)		(3,607)		(5,775)		(6,683)
Net execution	$160,035	2.28%	$290,056	4.27%	$355,128	2.63%	$570,619	4.04%
Premiums paid to acquire loans(1)	(53,614)		(63,681)		(126,835)		(131,460)
Hedge gain (loss)(2)	—		3,169		—		1,037
Fair value adjustment	(3,089)		(8,212)		(4,419)		(6,770)
Net deferred origination fees (costs)(3)	35,372		(6,281)		54,582		(16,399)

Net gain-on-sale	$138,704		$215,051		$278,456		$417,027

(1)	Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period
(2)	Hedge gain (loss) represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to residual interests
(3)	Net deferred origination fees (costs) include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold

Schedule 1

GAAP Reconciliation of Loan Acquisition Costs

(in thousands)

	2Q05	1Q05	4Q04	3Q04	2Q04
Total operating expenses	$220,773	197,935	198,495	164,807	167,964
Add / subtract:
Excluded expenses(1)	(28,899)	(27,379)	(21,589)	(12,685)	(16,541)
Direct origination costs classified as a reduction in gain-on-sale	32,800	36,600	39,200	50,000	63,100

Loan acquisition costs—overhead	$224,674	207,156	216,106	202,122	214,523
Divided by: quarterly volume	$13,444,170	10,251,567	11,503,993	10,003,424	12,255,867
Loan acquisition costs overhead as a % of loan prod.	1.67%	2.02%	1.88%	2.02%	1.75%

(1)	Excluded expenses consist of profit-based compensation, servicing division overhead, certain professional fees and direct origination costs capitalized to loans held for investment

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

The company believes that the presentation of loan acquisition costs provides useful information regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do when looking at GAAP financial reports. Management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

# # # #